                                                                      EXHIBIT 11
                             POLARIS INDUSTRIES INC.

                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                           QUARTER ENDED
                                                           -------------
                                              MARCH 31, 1997     MARCH 31, 1996
                                              --------------     --------------

Net Income for the Period                            $12,019            $13,298
                                                     -------            -------
                                                     -------            -------

Weighted Average Number of Outstanding:
     Common Shares                                    27,007             27,428

     Rights                                              264                536

     Deferred compensation plan for directors              9                  4

     Stock option plan                                     -                 14

     Employee stock ownership plan                       170                  -
                                                     -------            -------

          Total common and common
          equivalent shares                           27,450             27,982
                                                     -------            -------
                                                     -------            -------

Net Income Per Share                                 $  0.44            $  0.48
                                                     -------            -------
                                                     -------            -------